Filed Pursuant to 424(b)(3)
Registration No. 333-201589

PROSPECTUS SUPPLEMENT TO

PROSPECTUS DATED FEBRUARY 6, 2015

INTERNATIONAL STEM CELL CORPORATION

This prospectus supplement supplements the prospectus dated February 6, 2015, relating to resale of up to 116,333,178 (pre-split) shares of our common stock by the selling stockholders named therein, and this supplement is qualified by reference thereto, except to the extent that the information in this supplement supersedes the information contained in such prospectus.

Investing in our securities involves a high degree of risk. Before buying any securities, you should read the discussion of material risks of investing in our common stock under the heading “Risk Factors “ beginning on page 6 of the prospectus dated February 6, 2015.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 13, 2015.

Explanatory Note

We are filing this supplement to the prospectus dated February 6, 2015 (the “Prospectus”) to supplement the section titled “Description of Securities-Warrants issued in Private Placement” on page 61 of the Prospectus to reflect that the remaining outstanding Series C Warrants were amended to extend the termination date.

The following information is supplemented as the fourth and last paragraph under the section titled “Description of Securities-Warrants issued in Private Placement” on page 61 of the Prospectus:

On October 10, 2015, we and the holders of the Series C Warrants that remained outstanding as of that date (representing the right to acquire, in the aggregate, approximately 73,000 shares) amended those remaining Series C Warrants to extend the termination date to November 14, 2015.